Exhibit 99

For immediate release

Contact:  Kenneth J. Binder at 212-986-5500

Sequa Elects Gerald Tsai, Jr. non-executive Chairman

New York, January 03 - The board of directors of Sequa Corporation (NYSE; SQAA) has elected Gerald Tsai, Jr. non-executive chairman of the board.  Norman E. Alexander, who died on December 26, 2006, previously served as executive chairman of the board.

Mr. Tsai has been a director of Sequa since 1976 and is a member of the executive committee. He is presently a private investor and has held numerous senior executive positions throughout his career, including chairman of Delta Life Corporation and Primerica Corporation.

In making the announcement, Martin Weinstein, Sequa’s vice chairman and chief executive officer said, “Sequa is extremely fortunate to have such a qualified and knowledgeable executive on the board to serve as the non-executive chairman.”

Sequa Corporation is a diversified manufacturer with operations organized around six segments: aerospace, automotive, metal coating, specialty chemicals, industrial machinery, and other products.

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01/03/07

Note:  This press release may include forward-looking statements that are subject to risks and uncertainties.  A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission.